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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K

                                 Current Report
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): MAY 10, 2002



                        FAIRPOINT COMMUNICATIONS, INC.
            (Exact Name of Registrant as specified in its charter)


        DELAWARE                        333-56365              13-3725229
(State or other jurisdiction         (Commission File         (IRS Employer
    of incorporation)                    Number)            Identification No.)




     521 EAST MOREHEAD STREET, SUITE 250, CHARLOTTE, NORTH CAROLINA 28202 (Address of Principal Executive Offices) (Zip Code)



      Registrant's telephone number, including area code: (704) 344-8150



                                       N/A
        (Former name or former address, if changed since last report):

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Item 5. Other Events.

      On May 10, 2002, FairPoint Communications Solutions Corp. ("FairPoint Solutions"), a wholly-owned subsidiary of FairPoint Communications, Inc. (the "Company"), entered into an Amended and Restated Credit Agreement with its lenders to restructure the obligations of FairPoint Solutions and its subsidiaries under its prior credit facility. In connection with such restructuring, (i) FairPoint Solutions paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under the prior credit facility, (ii) the lenders converted approximately $93.9 million of the loans and obligations under the prior credit facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under the prior credit facility, and (iii) the remaining loans under the prior credit facility and FairPoint Solutions' obligations under its interest rate swap arrangements were converted into $27.9 aggregate principal amount of new term loans.

      The converted loans under the Amended and Restated Credit Agreement consist of two term loan facilities: (i) Tranche A Loans in the aggregate principal amount of approximately $8.7 million and (ii) Tranche B Loans in the aggregate principal amount of approximately $19.2 million, each of which matures in May 2007. Interest on the new loans is payable monthly and accrues at a rate of 8% per annum; provided, however, that upon an event of default the interest rate shall increase to 10% per annum. Interest on the Tranche A Loans must be paid in cash and interest on Tranche B Loans may be paid, at the option of FairPoint Solutions, either in cash or in kind. The principal of the Tranche A Loans is due at maturity and the principal of the Tranche B Loans is payable as follows: (a) $2,062,000 is due on September 30, 2004; (b) $4,057,000 is due on
September 30, 2005; (c) $5,372,000 is due on September 30, 2006; and (d) the remaining principal balance is due at maturity.

      The loans under the Amended and Restated Credit Agreement are guaranteed by certain of FairPoint Solutions' subsidiaries and are secured by substantially all of the assets of FairPoint Solutions and its subsidiaries. The Company has not guaranteed the debt owed to the lenders under the FairPoint Solutions Amended and Restated Credit Agreement nor does the Company have any obligation to invest any additional funds in FairPoint Solutions. Further, the Company's Credit Facility and the indentures governing the Company's senior subordinated notes contain significant restrictions on the Company's ability to make investments in FairPoint Solutions. Under a tax sharing agreement, the Company is obligated to reimburse FairPoint Solutions for any tax benefits it receives from net operating losses generated by FairPoint Solutions.

      Voluntary prepayments of the new loans may be made at any time without premium or penalty. FairPoint Solutions is also required to make mandatory prepayments of principal from certain sources including the net proceeds from asset sales and excess cash flow generated by the long distance business.

      Upon an event of default under the Amended and Restated Credit Agreement and the acceleration of the loans thereunder, at the option of the relevant lender, such loans may be converted into the Company's Series A Preferred Stock pursuant to the terms of the Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement dated as of May 10,

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2002 (the "Preferred Stock Issuance Agreement") by and among the Company, the
Administrative Agent and the lenders.

    The Series A Preferred Stock issued to the lenders in connection with the debt restructure, and any Series A Preferred Stock issuable pursuant to the Preferred Stock Issuance Agreement, is non-voting, except as required by applicable law, and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock. The Company has the option to redeem any outstanding Series A Preferred Stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon (the "Preference Amount"). Under certain circumstances, the Company would be required to pay a premium of up to 6% of the Preference Amount in connection with the redemption of the Series A Preferred Stock. In addition, upon the occurrence of certain events, such as (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes (which first anniversary will occur in May 2011), the Company would be required to redeem all outstanding shares of the Series A Preferred Stock at a price per share equal to the Preference Amount.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 FAIRPOINT COMMUNICATIONS, INC.


                                 By:   /s/ Walter E. Leach, Jr.
                                    Name:   Walter E. Leach, Jr.
                                    Title:     Senior Vice President and
                                                 Chief Financial Officer


Date: May 14, 2002